Exhibit 10.40

English Translation

PURCHASE CONTRACT

Contract No. CG120070126
Execution Place: Jiangning District, Nanjing
Execution Date: March 27, 2007

Seller: CEEG Nanjing International Trade Co., Ltd.	Buyer: CEEG (Nanjing) PV-Tech Co., Ltd.
Add.: 3F, 26 North Zhongshan Road, Nanjing	Add.: 123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing
Legal representative: Yin Guangyou	Legal representative: Lu Tingxiu
Proxy:	Proxy: Zhu Chen
Tel: 025-83275373	Tel: 025-52766630
Fax: 025-83275377	Fax: 025-52766882

Through friendly consultation, the Buyer and the Seller enter into and abide by this agreement on the following stipulations according to the Contract Law of the People’s Republic of China:

1. Name, Type, Quantity and Amount of the Product

Name	Specifications	Unit	Quantity	Unit Price	Amount	Remark
Pot Scraps	P type	KG	1265.54	1150	1455371	incl. tax
Total Amount: RMB One Million Four Hundred and Fifty Five Thousand Three Hundred and Seventy One Only (RMB 1455371)

2. Quality Standards

Resistivity> 0.5 ohm.cm, Carbon content ≤1-2* 1018 atm/cm3 , carbon content ≤5*1017 atm/cm3

3. Term and Time of Payment

3.1 The Buyer shall pick up the goods with payment.

32. The Seller shall provide to the Buyer 17% a full amount VAT invoice within 5 days after delivery.

4. Packing and Transit

4.1 The Buyer shall be responsible for packing. Any damage attributable to improper packing shall be borne by the Buyer.

4.2 All risks after delivery shall be covered by the Buyer.

5. Term of Delivery and Destination

5.1 Term of Delivery: The Seller shall delivery the goods on the day after receipt of payment.

5.2 Destination: Both parties agree that the place of delivery shall be Nanjing (the Seller’s warehouse).

6. Inspection and Claims of Quality

The Buyer shall check up the quantity and quality of the goods before collection at the Seller’s factory. The inspection shall be completed with and confirmed by the Seller’s inspector. In case that the specifications and quality are not qualified, the Seller shall replace such goods with quality goods in the corresponding quantity. The Buyer shall claim for any quality issue on the spot, otherwise the Seller shall not be responsible for such claim.

7. Transit and Insurance

The Buyer shall be responsible for transportation, the freight and insurance, and the risks of transportation shall be covered by the Buyer.

8. Liabilities of Breach

Shall the Buyer delay in payment, the Buyer shall pay to the Seller a default penalty of 0.05% of unpaid amount per day.

9. Transfer of Contract

Neither party may, without written consent of the other party, transfer all or part of rights or obligations to the third party.

10. Confidentiality

The parties hereto and their employees, agents, representatives and counsel shall treat the terms and conditions under this Contract and any its supplementary agreements as business secrets and shall not disclose the information to any third party unless upon consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses of the other party.

11. Force Majeure

If any party is unable to perform its contractual liabilities due to any force majeure event, the affected party shall notify the other party within 7 days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within 15 days upon the end of such events and could partially or wholly exempt from the liability in the light of the impact caused by force majeure. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be released from its liabilities.

12. Integrity Assurance

13.1 It shall be viewed as damage to other party’s interest if either party and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in otherwise forms to any employee of the receiving party, or either of the Buyer and Seller as well as its staff does, whether in the name of the company or an individual, any transaction similar to that contemplated hereunder with any employee of the other party or any third party introduced by any employee of the other party. The breaching party shall compensate as much as twice of the direct or indirect losses incurred by the other party by such reason, as well as the liquidated damages amounting to 20% of the total amount of this Contract per breach (up to RMB 1,000,000).

13.2 Any one may reach the Buyer’s counsel, Mr. Xu Changming at 13851647666, or lawyerxucm@hotmail.com for such issue.

13. Prohibition of Commercial Fraud

If either of the Buyer and Seller breaches the principle of honesty by providing false registration materials, false certificates of qualification or false information, or by hiding the truth from and to deceiving the other party or end-users, it shall be liable for the liquidated damages of 20% of the total contract amount (up to RMB 1,000,000). This Article shall not preclude the liabilities of breach undertaken by either party according to other provisions hereunder

14. Settlement of Disputes

All disputes arising from the validity, performance and interpretation of this Contract shall be settled through consultation by both parties. In case no settlement can be reached through consultation, both parties agree that the dispute shall be submitted to the People’s court of jurisdiction where the Buyer is located. The relevant expenses (including legal cost, travel expenses, notary fees, cost of adducing evidence, arbitration fees and so on) shall be borne by the losing party.

15. Effectiveness and Miscellaneous

15.1 This Contract shall come into effect upon signature and seal of the parties. If the Contract has more than one page, then each page should be sealed on the perforation.

15.2 This Contract shall be executed in four counterparts, with each of the parties hereto holding two. Both parties shall send the original copy to the other with 3 working days after execution.The copy delivered through telefax shall be as valid as the original.

15.3 Any matters not covered in this Contract shall be mutually negotiated by both parties and be set forth in the supplementary agreements, which have the same legal effect as this Contract.

Party A:		Party B:
CEEG Nanjing International Trade Co., Ltd. Company Name: (Seal)		Company Name: CEEG (Nanjing) PV-Tech Co., Ltd. (Seal)
Entrust Agent:	/s/	Entrust Agent:	/s/
Execution Date:		Execution Date: